UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/10/2008

First Data Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-11073

Delaware	47-0731996
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 South Quebec Street
Greenwood Village, Colorado 80111
(Address of principal executive offices, including zip code)

(303) 967-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)        As reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 13, 2008, Kimberly S. Patmore announced that she was resigning from her position as Chief Financial Officer ("CFO") of the Company but would continue as CFO until a successor was named. Ms. Patmore's resignation became effective upon the Company's announcement of a successor CFO on June 10, 2008. Ms. Patmore will remain employed by the Company for a period of time to assist in the transition of her duties.

(c)        On June 10, 2008, the Company announced that Philip M. Wall, 50, was appointed as Executive Vice President and Chief Financial Officer of the Company. Mr. Wall joined First Data in January 2002 as vice president of Europe card services. In August 2002, Mr. Wall assumed responsibility for all First Data international finance operations and served in that capacity until June 2008. Mr. Wall has prior financial services industry knowledge serving as CFO Europe with Equifax Inc. from January 2000 to December 2002, international experience as a Financial Controller for Schlumberger Inc. serving from May 1990 to December 1999 and public audit training with KMPG from August 1986 to April 1990. Mr. Wall has further international experience as an engineer for Schlumberger Inc. serving from May 1981 to July 1986.

Mr. Wall will receive an annual salary of $632,000 and will be eligible for a target bonus of $632,000 under the Senior Executive Incentive Plan. He will be eligible for health and life benefits such as medical and dental coverage, health care and dependent care reimbursement accounts, short and long-term disability, life insurance, supplemental employee, spouse and child life insurance, basic and voluntary accidental death and dismemberment, business travel accident insurance and long-term care insurance. He also will be eligible for the Company's 401(k) plan and severance benefits under the First Data Corporation Severance/Change in Control Policy.

In addition, Mr. Wall received a grant of options to purchase 100,000 shares of common stock of First Data Holdings Inc., the parent company of the Company ("Holdings"), on June 10, 2008 at the fair market value on that date under the 2007 Stock Incentive Plan for Key Employees of First Data Corporation (the "2007 Equity Plan"). One-half of the options have time-based vesting, whereby 20% of the options vest on each of the first five anniversaries of the grant date. The other half of the options granted are subject to EBITDA-based performance vesting. Performance-vested options are eligible to vest and become exercisable in equal increments of 20% at the end of fiscal years 2008, 2009, 2010, 2011 and 2012, but will vest on those dates only if the Company attains specified annual EBITDA performance targets, as determined in good faith by the Compensation and Benefits Committee of Holdings. All performance-vested options granted also vest and become exercisable on a "catch up" basis if at the end of fiscal years 2009, 2010, 2011 or 2012, the cumulative total EBITDA earned in all prior completed fiscal years exceeds the cumulative total of all EBITDA targets in effect for such years. Vesting of the options may be accelerated in accordance with the terms of the 2007 Equity Plan.   Prior to the grant, Mr. Wall held similar time-based options for 225,000 shares, performance-based options for 225,000 shares and 200,000 shares of common stock of Holdings. All shares and option grants are subject to call rights by Holdings if the holder terminates employment with First Data for any reason.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Data Corporation

Date: June 10, 2008	By:	/s/ Stanley J. Andersen
Stanley J. Andersen
Vice President and Assistant Secretary